Exhibit 10.7

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into effective as of November 8, 2007, by and between VARIAN, INC., a Delaware corporation (the “Company”)1, and Sergio Piras (“Employee”), an employee of Varian, S.p.A., an Italian company and a subsidiary of the Company (the “Subsidiary”).

The Company’s Board of Directors (the “Board”) has determined that it is in the best interest of the Company and its stockholders for the Company to agree to cause the Subsidiary to pay to Employee termination compensation in the event Employee should leave the employ of the Subsidiary under the circumstances described below. The Board recognizes that the possibility of a proposal from a third person, whether or not solicited by the Company, concerning a possible “Change in Control” of the Company (as such language is defined in Section 3(d)) will be unsettling to Employee. Therefore, the arrangements set forth in this Agreement are being made to help assure a continuing dedication by Employee to Employee’s duties to the Subsidiary notwithstanding the proposal or occurrence of a Change in Control. The Board believes it imperative, should the Company receive any proposal from a third party, that Employee, without being influenced by the uncertainties of Employee’s own situation, be able to assess and advise the Board whether such proposals are in the best interest of the Company and its stockholders, and to enable Employee to take action regarding such proposals as the Board might determine to be appropriate. The Board also wishes to demonstrate to key personnel that the Company desires to enhance management relations and its ability to retain and, if needed, to attract new management, and intends to ensure that loyal and dedicated management personnel are treated fairly.

In view of the foregoing, the Company and Employee agree as follows:

1. EFFECTIVE DATE AND TERM OF AGREEMENT.

This Agreement is effective and binding on the Company and Employee as of the date hereof; provided, however, that, subject to Section 2(d), the provisions of Sections 3 and 4 shall become operative only upon the Change in Control Date.

2. EMPLOYMENT OF EMPLOYEE.

(a) Except as provided in Sections 2(b), 2(c) and 2(d), nothing in this Agreement shall affect any right which Employee may otherwise have to terminate Employee’s employment, nor shall anything in this Agreement affect any right which the Subsidiary may have to terminate Employee’s employment at any time in any lawful manner.

[1]	“Company” shall include the Company, any successor to the Company’s business and/or assets, and any party which executes and delivers the agreement required by Section 7(e) or which otherwise becomes bound by the terms and conditions of this Agreement by operation of law or otherwise.

(b) In the event of a Potential Change in Control, to be entitled to receive the benefits provided by this Agreement, Employee will not voluntarily leave the employ of the Subsidiary, and will continue to perform Employee’s regular duties and the services specified in the recitals of this Agreement until the Change in Control Date. Should Employee voluntarily terminate employment prior to the Change in Control Date, this Agreement shall lapse upon such termination and be of no further force or effect.

(c) If Employee’s employment terminates on or after the Change in Control Date, the Company will provide, or cause the Subsidiary to provide, to Employee the payments and benefits as provided in Sections 3 and 4.

(d) If Employee’s employment is terminated by the Subsidiary prior to the Change in Control Date but on or after a Potential Change in Control Date, then the Company will cause the Subsidiary to provide to Employee the payments and benefits as provided in Sections 3 and 4 unless the Company reasonably demonstrates that Employee’s termination of employment neither (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control nor (ii) arose in connection with or in anticipation of a Change in Control. Solely for purposes of determining the timing of payments and the provision of benefits in Sections 3 and 4 under the circumstances described in this Section 2(d), Employee’s date of termination shall be deemed to be the Change in Control Date.

3. TERMINATION FOLLOWING CHANGE IN CONTROL.

(a) If a Change in Control shall have occurred, Employee shall be entitled to the benefits provided in Section 4 upon the subsequent termination of Employee’s employment within the applicable period set forth in Section 4 unless such termination is due to Employee’s death or Disability or is for Cause or is effected by Employee other than for Good Reason (as such terms are defined in Section 3(d)).

(b) If following a Change in Control, Employee’s employment is terminated by reason of Employee’s death or Disability, Employee shall be entitled to death or long-term disability benefits from the Subsidiary no less favorable than the most favorable benefits to which Employee would have been entitled had the death or Disability occurred at any time during the period commencing one (1) year prior to the Change in Control.

(c) If Employee’s employment shall be terminated by the Subsidiary for Cause or by Employee other than for Good Reason during the term of this Agreement, the Company shall cause the Subsidiary to pay Employee’s Base Salary through the date of termination at the rate in effect at the time notice of termination is given, and the Company shall have no further obligations to Employee under this Agreement.

(d) For purposes of this Agreement:

“Base Salary” shall mean the annual base salary paid to Employee immediately prior to a Change in Control, provided that such amount shall in no event be less than the annual base salary paid to Employee during the one (1) year period immediately prior to the Change in Control.

A “Change in Control” shall be deemed to have occurred if:

(i) Any individual or group constituting a “person”, as such term is used in Sections l3(d) and l4(d)(2) of the Exchange Act (other than (A) the Company or any of its subsidiaries or (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any of its subsidiaries), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily (and apart from rights accruing under special circumstances) to vote for the election of directors; or

(ii) Continuing Directors cease to constitute at least a majority of the Board; or

(iii) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction; or

(iv) all or substantially all of the assets of the Company are sold, liquidated or distributed;

provided, however, that a “Change in Control” shall not be deemed to have occurred under this Agreement if, prior to the occurrence of a specified event that would otherwise constitute a Change in Control hereunder, the disinterested Continuing Directors then in office, by a majority vote thereof, determine that the occurrence of such specified event shall not be deemed to be a Change in Control with respect to Employee hereunder if the Change in Control results from actions or events in which Employee is a participant in a capacity other than solely as an officer, employee or director of the Company.

“Change in Control Date” shall mean the date on which a Change in Control occurs.

“Cause” shall mean:

(i) The continued willful failure of Employee to perform Employee’s duties to the Subsidiary (other than any such failure resulting from Employee’s incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to Employee by the Board or a committee thereof; or

(ii) The willful commission by Employee of a wrongful act that caused or was reasonably likely to cause substantial damage to the Company or the Subsidiary, or an act of fraud in the performance of Employee’s duties on behalf of the Subsidiary; or

(iii) The conviction of Employee for commission of a felony in connection with the performance of Employee’s duties on behalf of the Subsidiary; or

(iv) The order of a governmental authority having jurisdiction over the Company or the Subsidiary or their respective operations or by a court of competent jurisdiction requiring the termination of Employee’s employment by the Subsidiary.

“Continuing Directors” shall mean the directors of the Company in office on the date hereof and any successor to any such director who was nominated or selected by a majority of the Continuing Directors in office at the time of the director’s nomination or selection and who is not an “affiliate” or “associate” (as defined in Regulation 12B under the Exchange Act) of any person who is the beneficial owner, directly or indirectly, of securities representing ten percent (10%) or more of the combined voting power of the Company’s outstanding securities then entitled ordinarily to vote for the election of directors.

“Disability” shall mean Employee’s incapacity due to physical or mental illness such that Employee shall have become qualified to receive benefits under the Subsidiary’s long-term disability plan as in effect on the date of the Change in Control.

“Dispute” shall mean, in the case of termination of Employee’s employment for Disability or Cause, that Employee challenges the existence of Disability or Cause, and in the case of termination of Employee’s employment for Good Reason, that the Subsidiary challenges the existence of Good Reason for termination of Employee’s employment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” shall mean:

(i) The assignment of Employee to duties which are materially different from Employee’s duties immediately prior to the Change in Control and which result in a material reduction in Employee’s authority and responsibility when compared to the highest level of authority and responsibility assigned to Employee at any time during the six (6) month period prior to the Change in Control Date; or

(ii) A reduction of Employee’s total compensation as the same may have been increased from time to time after the Change in Control Date other than (A) a reduction implemented with the consent of Employee or (B) a reduction that is generally comparable (proportionately) to compensation reductions imposed on senior executives of the Company generally; or

(iii) The failure to provide to Employee the benefits and perquisites, including participation on a comparable basis in the Company’s stock option, incentive, and other similar plans in which employees of the Company and the Subsidiary of comparable title and salary grade participate, as were provided to Employee immediately prior to a Change in Control, or with a package of benefits and perquisites that are substantially comparable in all material respects to such benefits and perquisites provided prior to the Change in Control; or

(iv) The relocation of the office of the Subsidiary where Employee is employed immediately prior to the Change in Control Date (the “CIC Location”) to a location which is more than 50 miles away from the CIC Location or the Company’s requiring Employee to be based more than 50 miles away from the CIC Location (except for required travel on the Company’s business to an extent substantially consistent with Employee’s customary business travel obligations in the ordinary course of business prior to the Change in Control Date); or

(v) The failure of the Company to obtain promptly upon any Change in Control the express written assumption of an agreement to perform this Agreement by any successor as contemplated in Section 7(e); or

(vi) The attempted termination of Employee’s employment for Cause on grounds insufficient to constitute a basis of termination for Cause under this Agreement; or

(vii) The failure of the Subsidiary to promptly make any payment into escrow when so required by Section 3(f).

“Potential Change in Control” shall mean the earliest to occur of (a) the execution of an agreement or letter of intent, the consummation of the transactions described in which would result in a Change in Control, (b) the approval by the Board of a transaction or series of transactions, the consummation of which would result in a Change in Control, or (c) the public announcement of a tender offer for the Company’s voting stock, the completion of which would result in a Change in Control; provided, that no such event shall be a “Potential Change in Control” unless (i) in the case of any agreement or letter of intent described in clause (a), the transaction described therein is subsequently consummated by the Company and the other party or parties to such agreement or letter of intent and thereupon constitutes a “Change in Control”, (ii) in the case of any Board-approved transaction described in clause (b), the transaction so approved is subsequently consummated and thereupon constitutes a “Change in Control” or (iii) in the case of any tender offer described in clause (c), such tender offer is subsequently completed and such completion thereupon constitutes a “Change in Control”.

“Potential Change in Control Date” shall mean the date on which a Potential Change in Control occurs.

(e) Any termination of employment by the Subsidiary or by Employee shall be communicated by written notice, specify the date of termination, state the specific basis for termination and set forth in reasonable detail the facts and circumstances of the termination in order to provide a basis for determining the entitlement to any payments under this Agreement.

(f) If within thirty (30) days after notice of termination is given, the party to whom the notice was given notifies the other party that a Dispute exists, the parties will promptly pursue resolution of such Dispute with reasonable diligence; provided, however, that pending resolution of any such Dispute, the Company shall cause the Subsidiary to pay 75% of any amounts which would otherwise be due Employee pursuant to Section 4 if such Dispute did not exist into escrow pending resolution of such Dispute and pay 25% of such amounts to Employee. Employee agrees to return to the Subsidiary such amounts to which it is ultimately determined that he is not entitled.

4. PAYMENTS AND BENEFITS UPON TERMINATION.

(a) If within eighteen (18) months after a Change in Control, the Subsidiary terminates Employee’s employment other than by reason of Employee’s death, Disability or for Cause, or if Employee terminates Employee’s employment for Good Reason, then the Employee shall be entitled to the following payments and benefits, subject to Section 5 below:

(i) The Company shall cause the Subsidiary to pay to Employee as compensation for services rendered, no later than five (5) business days following the date of termination, a lump sum severance payment equal to 2.50 multiplied by the sum of (A) Employee’s Base Salary, and (B) the highest annual bonus that was paid to Employee in any of the three fiscal years ending prior to the date of termination under the Company’s Management Incentive Plan (the “MIP”).

(ii) The Company shall cause the Subsidiary to pay to Employee as compensation for services rendered, no later than five (5) business days following the date of termination, a lump sum payment equal to a pro rata portion (based on the number of days elapsed during the fiscal year in which the termination occurs) of Employee’s target bonus under the MIP for the fiscal year in which the termination occurs.

(iii) The Company shall pay to Employee as compensation for services rendered, no later than five (5) business days following the date of termination, a lump sum payment equal to 100% of Employee’s target bonus (without pro rating) under the MIP for any multi-year performance period not yet completed prior to the date of termination.

(iv) The Company shall pay to Employee as compensation for services rendered, as soon as reasonably practicable following the date of termination but in no event later than the date that is two-and-one-half months from the end of the Company’s fiscal year in which the termination occurs, a lump sum payment equal to Employee’s earned but unpaid bonus under the MIP for any completed single- and multi-year performance period.

(v) All waiting periods for the exercise of any stock options granted to Employee and all conditions or restrictions of any restricted stock granted to Employee shall terminate, and all such options shall be exercisable in full according to their terms, and the restricted stock shall be transferred to Employee as soon as reasonably practicable thereafter.

(vi) Employee shall vest in one hundred percent (100%) of the performance shares subject to his or her performance share awards, if any, and the payment of such vested performance shares shall be made as soon as reasonably practicable following the date of termination in accordance with the provisions of the applicable performance share award. For this purpose, if the Change of Control occurs during a performance period applicable to a performance share award, the “performance shares subject to his or her performance share awards” shall be deemed to be one hundred percent (100%) of the Target Number of Performance Shares (as set forth in the applicable performance share award).

(vii) With respect to any outstanding awards issued under the Company’s stock plans other than award types addressed in Sections 4(a)(v) and (vi) above, Employee shall immediately vest in and have the right to exercise such awards, all restrictions shall lapse, and all performance goals or other vesting criteria shall be deemed achieved at target levels and all other terms and conditions met. Such awards shall be paid or otherwise settled as soon as reasonably practicable following the date of termination or, if later, the date of exercise.

(viii) Employee’s participation as of the date of termination in the life, medical/dental/vision and disability insurance plans of the Subsidiary shall be continued on the same terms (including any cost sharing) as if Employee were an employee of the Subsidiary (or equivalent benefits shall be provided) until the earlier of Employee’s commencement of substantially equivalent full-time employment with a new employer or twenty- four (24) months after the date of termination. In the event Employee shall die before the expiration of the period during which the Subsidiary is required to continue Employee’s participation in such insurance plans, the participation of Employee’s surviving spouse and family in the Subsidiary’s insurance plans shall continue throughout such period.

(ix) Employee may elect upon termination to purchase any automobile then in the possession of Employee and subject to a lease of which the Subsidiary is the lessor by payment to the Subsidiary of the residual value set forth in the lease, without any increase for remaining lease payments during the term or other lease breakage costs. Employee may elect to have any such payment deducted from any payments due the Employee hereunder.

(x) The termination of Employee’s employment with the Subsidiary shall constitute a “retirement” from the Subsidiary for purposes of all Subsidiary compensation and benefits plans and programs to the extent Employee is otherwise eligible for “retirement” as defined by the Subsidiary immediately prior to the Change in Control.

(xi) All payments and benefits provided under this Agreement shall be subject to applicable tax withholding.

(b) Following Employee’s termination of employment for any reason, the Company and the Subsidiary shall have the unconditional right to reduce any payments owed to Employee hereunder by the amount of any due and unpaid principal and interest on any loans by the Company or the Subsidiary to Employee and Employee hereby agrees and consents to such right on the part of the Company or the Subsidiary.

5. SECTION 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death), then the severance benefits payable to Employee under this Agreement, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Employee on or within the six (6) month period following Employee’s termination shall accrue during such six (6) month period and shall become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent payments, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his or her termination but prior to the six month anniversary of his or her date of termination, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions as are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to Employee.

6. GROSS-UP PAYMENT.

(a) Notwithstanding anything herein to the contrary, if it is determined that any Payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an “Excise Tax”), then Employee shall be entitled to an additional payment (a “Gross-Up Payment”) in an amount that will place Employee in the same after-tax economic position that Employee would have enjoyed if the Excise Tax had not applied to the Payment. The amount of the Gross-Up Payment shall be determined by a nationally-recognized independent public accounting firm designated by agreement between Employee and the Company (the “Accounting Firm”). No Gross-Up Payments shall be payable hereunder if the Accounting Firm determines that the Payments are not subject to an Excise Tax.

“Payment” means (i) any amount due or paid to Employee under this Agreement, (ii) any amount that is due or paid to Employee under any plan, program or arrangement of the Company and its subsidiaries and (iii) any amount or benefit that is due or payable to Employee under this Agreement or under any plan, program or arrangement of the Company and its subsidiaries not otherwise covered under clause (i) or (ii) hereof which must reasonably be taken into account under Section 280G of the Code in determining the amount the “parachute payments” received by Employee, including, without limitation, any amounts which must be taken into account under Section 280G of the Code as a result of (A) the acceleration of the vesting of any option, restricted stock or other equity award, (B) the acceleration of the time at which any payment or benefit is receivable by Employee or (C) any contingent severance or other amounts that are payable to Employee.

(b) Subject to the provisions of Section 6(c), all determinations required under this Section 6, including whether a Gross-Up Payment is required, the amount of the Payments constituting excess parachute payments, and the amount of the Gross-Up Payment, shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to Employee and the Company within fifteen days of the date reasonably requested by Employee or the Company on which a determination under this Section 6 is necessary or advisable. The Company shall pay to Employee the initial Gross-Up Payment within 5 days of the receipt by Employee and the Company of the determination of the Accounting Firm. If the Accounting Firm determines that no Excise Tax is payable by Employee, the Company shall cause its accountants to provide Employee with an opinion that the Accounting Firm has substantial authority under the Code not to report an Excise Tax on Employee’s Federal income tax return. Any determination by the Accounting Firm shall be binding upon Employee and the Company. If the initial Gross-Up Payment is insufficient to cover the amount of the Excise Tax that is ultimately determined to be owing by Employee with respect to any Payment (hereinafter an “Underpayment”), the Company, after exhausting its remedies under Section 6(c) below, shall promptly pay to Employee an additional Gross-Up Payment in respect of the Underpayment.

(c) Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notice shall be given as soon as practicable after Employee knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. Employee agrees not to pay the claim until the expiration of the thirty (30) day period following the date on which Employee notifies the Company, or such shorter period ending on the date the Taxes with respect to such claim are due (the “Notice Period”). If the Company notifies Employee in writing prior to the expiration of the Notice Period that it desires to contest the claim, Employee shall: (i) give the Company information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to Employee; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim. Employee shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by the Company, Employee agrees either to pay the tax claimed and sue for refund or contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs Employee to pay such claim and pursue a refund, the Company shall advance the amount of such payment to Employee on an after-tax and interest-free basis (an “Advance”). The Company’s control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Employee shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. If the Company does not notify Employee in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay to Employee an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Employee agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

(d) If, after receipt by Employee of an Advance, Employee becomes entitled to a refund with respect to the claim to which such Advance relates, Employee shall pay the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after receipt by Employee of an Advance, a determination is made that Employee shall not be entitled to any refund with respect to the claim and the Company does not promptly notify Employee of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by Employee and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to Employee.

(e) The Company shall indemnify Employee and hold Employee harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”)

incurred by Employee with respect to the exercise by the Company of any of its rights under this Section 6, including, without limitation, any Losses related to the Company’s decision to contest a claim or any imputed income to Employee resulting from any Advance or action taken on Employee’s behalf by the Company hereunder. The Company shall pay all legal fees and expenses incurred under this Section 6, and shall promptly reimburse Employee for the reasonable expenses incurred by Employee in connection with any actions taken by the Company or required to be taken by Employee hereunder. The Company shall also pay all of the fees and expenses of the Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 6(b).

7. GENERAL.

(a) Employee shall retain in confidence under the conditions of the Company’s or the Subsidiary’s confidentiality agreement with Employee any proprietary or other confidential information known to Employee concerning the Company, the Subsidiary or their respective businesses so long as such information is not publicly disclosed and disclosure is not required by an order of any governmental body or court. If required, Employee shall return to the Company or the Subsidiary any memoranda, documents or other materials proprietary to the Company or the Subsidiary.

(b) While employed by the Subsidiary and following the termination of such employment (other than a termination of employment by Employee for Good Reason or by the Subsidiary other than for Cause) for a period of two (2) years, Employee shall not, whether for Employee’s own account or for the account of any other individual, partnership, firm, corporation or other business organization, intentionally solicit, endeavor to entice away from the Company, the Subsidiary or any other subsidiary of the Company (each, a “Protected Party”), or otherwise interfere with the relationship of a Protected Party with, any person who is employed by a Protected Party or any person or entity who is, or was within the then most recent twelve (12) month period, a customer or client of a Protected Party.

Employee acknowledges that a breach of any of the covenants contained in this Section 7(b) may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Company may be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Employee from engaging in activities prohibited by this Section 7(b) or such other relief as may be required to specifically enforce all of the covenants in this Section 7(b). Employee agrees to and hereby does submit to in personam jurisdiction before each and every such court in the State of California, County of Santa Clara, for that purpose. This Section 7(b) shall survive any termination of this Agreement.

(c) If litigation is brought by Employee to enforce or interpret any provision contained in this Agreement, the Company shall cause the Subsidiary to indemnify Employee for Employee’s reasonable attorney’s fees and disbursements incurred in such litigation and pay prejudgment interest on any money judgment obtained by Employee calculated at the prime rate of interest in effect from time to time at the Bank of America, San Francisco, from the date that payment should have been made under the Agreement, provided that Employee shall not have been found by the court in which such litigation is pending to have had no cause in bringing the action, or to have acted in bad faith, which finding must be final with the time to appeal therefrom having expired and no appeal having been taken.

(d) Except as provided in Section 4, the Company’s obligation to cause the Subsidiary to pay to Employee the compensation and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company or the Subsidiary may have against Employee or anyone else. All amounts payable by the Company or the Subsidiary hereunder shall be paid without notice or demand. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

(e) The Company shall require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, by written agreement to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(f) This Agreement shall inure to the benefit of and be enforceable by Employee’s heirs, successors and assigns. If Employee should die while any amounts would still be payable to Employee hereunder if Employee had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Employee’s heirs, successors and assigns.

(g) For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:	If to the Company:

To the last address on record with the Company	Varian, Inc.
3120 Hansen Way
Palo Alto, CA 94304-1030
Attn: Vice President, Human Resources

or to such other address as either party furnishes to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(h) This Agreement, together with any equity award agreement, shall constitute the entire agreement between Employee, on the one hand, and the Company and the Subsidiary, on the other hand, concerning the subject matter of this Agreement. With respect to equity awards granted on or after the date of this Agreement, the acceleration of vesting provided for herein shall apply to such awards except to the extent otherwise explicitly provided in the applicable equity award agreement.

(i) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to the provisions, principles or policies thereof relating to choice or conflict of laws. The invalidity or unenforceability of any provision of this Agreement in any circumstance shall not affect the validity or enforceability of such provision in any other circumstance or the validity or enforceability of any other provision of this Agreement, and, except to the extent such provision is invalid or unenforceable, this Agreement shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Section 7(i) shall survive any termination of this Agreement.

(j) This Agreement may be terminated by the Company pursuant to a resolution adopted by the Board at any time prior to a Potential Change in Control Date. After a Change in Control Date or a Potential Change in Control Date, this Agreement may only be terminated with the consent of Employee.

(k) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof, including, without limitation, the Amended and Restated Change in Control Agreement between Employee and the Company dated as of February 7, 2003.

IN WITNESS WHEREOF, the parties acknowledge that they have read and understand the terms of this Agreement and have executed this Agreement to be effective as of November 8, 2007.

VARIAN, INC.		EMPLOYEE

/s/ Arthur W. Homan		/s/ Sergio Piras
By:	Arthur W. Homan	Sergio Piras
Title:	Senior Vice President, General Counsel and Secretary